Exhibit 10.4

April 6, 2018

Scott Dodson

HOME ADDRESS

Dear Scott:

This letter confirms the termination of your employment with AirXpanders, Inc. (the “Company”) and sets forth the substance of the separation agreement (the “Agreement”) that the Company is offering to you to aid in your employment transition.

1.     Separation. Your last day of work with the Company and your employment termination date will be April 6, 2018 (the “Separation Date”). You acknowledge and agree that as of Separation Date, you have resigned from all positions you hold with the Company, including your Board position, and you agree to complete all documentation and acts necessary to effectuate such resignations.

2.     Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused PTO (if applicable) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.     Severance Benefits. If you timely return this fully signed Agreement to the Company, allow the releases contained herein to become effective, and fully comply with your obligations under this Agreement, then the Company will provide you with the following severance benefits in full satisfaction of any entitlement to severance benefits under the terms of your Amended and Restated Offer Letter with the Company dated November 20, 2017 (the “Offer Letter”):

a.      Cash Severance. The Company will pay you six (6) months of your base salary in effect as of the Separation Date, less standard payroll deductions and tax withholdings, as cash severance (the “Cash Severance”). The Cash Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days after the Separation Date, with the first payment to include the accrued salary payments from the Separation Date through such payment date.

b.        COBRA Severance. Provided that you timely elect continued coverage under COBRA, then the Company shall reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of: (i) six (6) months after the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason, including plan termination (the “COBRA Premium Period”). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month for the remainder of the COBRA Premium Period, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.

You acknowledge and agree that upon receipt of the severance benefits set forth in this Section 3, you will be extinguishing any rights you may have to severance under the Offer Letter or otherwise, and that you are not entitled to, and will not receive, any further severance benefits from the Company (except as expressly provided herein).

4.     Stock Options. Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock options(s), will be as set forth in your stock option agreement, grant notice, and applicable plan documents.

5.     Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

6.     Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.     Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits provided under this Agreement.

8.     Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, and further expressly acknowledge and agree not to use or disclose any material nonpublic information of the Company without the Company’s express written authorization.

9.     Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. This obligation shall extend to all written and verbal communications, including (without limitation) statements made over social media. Notwithstanding the foregoing, you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

10.     No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.     Release of Claims.

(a)     General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, Insperity PEO Services, L.P., and their respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)     Scope of Release. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Fair Employment and Housing Act (as amended), and the California Labor Code.

(c)     ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s Board of Directors); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d)     Section 1542 Waiver. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

(e)     Excluded Claims/Protected Rights. Notwithstanding the foregoing, the following are not included in the general release: (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party under applicable law or policy of insurance; (ii) any rights which cannot be waived as a matter of law; and (iii) any claims for breach of this Agreement. In addition, you understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

12.     Representations. You represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

13.     Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile and electronic signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.

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We wish you the best in your future endeavors.

Sincerely,

By: /s/ Barry Cheskin

Barry Cheskin

Chairman, Board of Directors

I have read, understand and agree fully to the foregoing Agreement:

 /s/ Scott Dodson

Scott Dodson

 April 11, 2018*

Date

*Received by Company April 19, 2018

Exhibit A

Proprietary Information and Inventions Agreement